Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                              INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO             Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email:  mlefever@theriviera.com             Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


              RIVIERA REPORTS RECORD RESULTS FOR FIRST QUARTER 2007


         LAS VEGAS, NV - May 4, 2007 -- Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the three-month period ended March 31, 2007. The Company reported record net income, adjusted EBITDA, as defined below, and operating income for the first quarter of 2007.

First Quarter 2007

          Net revenues for the three months ended March 31, 2007 were $52.0 million, an increase of approximately $340,000 over the first quarter of 2006. The increase in net revenues was generated from increased casino revenues in both Las Vegas and Black Hawk and increased room revenues in Las Vegas. The increases in casino revenues of $690,000 in Las Vegas and $340,000 in Black Hawk were primarily a result of the positive effects of a new slot product installed in 2006 and of targeted marketing efforts at both locations. Additionally, room revenue increased $1.5 million in Las Vegas primarily from increases in both occupancy and average daily rate (ADR) to 93.2 percent and $89.70, from 90.9 percent and $83.60, respectively. These increases were offset by a $1.3 million decrease in entertainment revenues in Las Vegas as a result of two shows that were closed in 2006, and a $700,000 decrease in food and beverage revenues, primarily in Las Vegas due to lower banquet revenues.





         Income from operations was $9.0 million for the first quarter of 2007, an increase of $1.2 million or 15 percent from the first quarter of 2006. Net income for the quarter of $2.6 million, or $0.20 on a diluted per share basis, was an improvement of $1.3 million and a 100 percent increase from the first quarter of 2006, when the Company reported net income of $1.3 million.

         Adjusted EBITDA (1) was $12.5 million in the first quarter of 2007 compared to $11.4 million in the first quarter of 2006, an improvement of 9.4 percent, and attributable to favorable operating results at both properties and a $300,000 decrease in corporate expenses, primarily from the reduction of direct costs associated with Sarbanes-Oxley Act expenses. Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairments, and mergers, acquisitions and development costs, as shown in the reconciliation to net income in the tables and notes of this release. As of the first quarter of 2007, the Company no longer excludes Sarbanes-Oxley Act expenses in calculating Adjusted EBITDA. The 2006 period has been adjusted to correspond with this presentation.

Debt Refinancing

         Earlier this week, Wachovia and Company representatives met with Moody's, Standard and Poor's, and over 50 potential investors to review the new proposed $245 million Senior Secured Financing. "We are very encouraged by both the presentations and the interest level," commented William L. Westerman, the Company's Chief Executive Officer, "If we are successful in our refinancing efforts, we plan on calling our Senior Secured Notes in June of this year, which would free up approximately $7 million in cash per year."

First Quarter 2007 Developments

o Riviera Las Vegas net revenue was $38.5 million, a slight increase over 2006 levels
o Riviera Las Vegas property EBITDA was $8.6 million compared to $8.5 million in 2006
o Riviera Black Hawk net revenue increased $290,000 or 2.2 percent
o Riviera Black Hawk property EBITDA was $4.8 million, an increase of
15.0 percent
o The Company has $34 million in cash plus a $30 million revolver, which was fully available as of March 31, 2007, compared to $28.7 million in cash at March 31, 2006

Riviera Las Vegas

         "At the Riviera, we continue to focus on providing our customers great value for their Las Vegas Strip experience. We are very excited to welcome a new show, "ICE: Direct from Russia" to the Riviera. The show opened last week and is the new must-see attraction at the Riviera. ICE is providing another quality entertainment option to the Riviera family," said Robert Vannucci, President of Riviera Las Vegas.

         "All our volume indicators continue to remain strong as evidenced by our occupancy for the first quarter of 2007 which was 93.2 percent compared to
90.9 percent from the same period in 2006. In addition, our revenue per available room rate (RevPar) for the first quarter 2007 was $83.61 compared to $75.99 in 2006, a 10 percent increase. Our average daily win per slot unit continues to increase and was $144.63 compared to $107.98 in the first quarter of last year," he said.
Riviera Black Hawk

         Mr. Westerman said, "We are extremely pleased with the performance of our Black Hawk property in the first quarter. EBITDA increased 15 percent compared to a year ago in spite of the highly competitive environment. Our strong EBITDA margin of 35.5 percent continues to be a testament to our team and the quality of our property within the Black Hawk market."

Consolidated Operations

         Mr. Westerman said, "The Company recorded record results in Adjusted EBITDA(1), operating income and net income for the first quarter 2007. The 100 percent increase in net income from the first quarter of 2006 to the first quarter of 2007 is a testament to the management team's focus on continually improving operations at both properties. Despite the distractions related to the possible purchase of the Company, we continue to improve our results and make strategic improvements to both Las Vegas and Black Hawk."

Conference Call Information

         In conjunction with the release of first quarter 2007 financial results, Riviera will broadcast a conference call at 2 p.m. Eastern Daylight Time today, Friday, May 4, 2007. Investors can listen to the call via the Internet at www.rivierahotel.com or by dialing (888) 889-5345. The conference call rebroadcast will be available at (877) 519-4471, pass code 8691148.

Forward-Looking Statements

         The forward-looking statements in this news release, which reflect our best judgment based on factors currently known to us, involve significant risks and uncertainties including hotel and casino market conditions, refinancing opportunities and interest rates, increases in energy costs, general economic and political conditions, financing requirements, expansion and modernization objectives and timetables, regulatory requirements and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Our actual results may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.

                                - Tables Follow -

Riviera Holdings Corporation and Subsidiaries
Financial Summary
(Amounts in thousands, except per share amounts)

                                  Three Months Ended March 31
                                  2007      2006    Var     %Var
Net Revenues
Riviera Las Vegas                 $38,472  $38,426    $46    0.1%
Riviera Black Hawk                 13,555   13,263    292    2.2%
                              -----------------------------
  Total Net Revenues               52,027   51,689    338    0.7%

Operating Income
Riviera Las Vegas                   6,910    6,642    268    4.0%
Riviera Black Hawk                  3,256    2,753     50   18.3%
Mergers, Acquisitions and
  Development Costs, net             (50)    (117)     67   57.3%
Equity-Based Compensation           (199)    (216)     17    7.9%
Asset Impairment                      (0)     (13)     13      NM
Corporate Expenses                  (956)   (1260)    304   24.1%
                              -----------------------------
  Total Operating Income            8,961   7,789   1,172   15.0%

Adjusted EBITDA (1)

Riviera Las Vegas                   8,607    8,467    140    1.7%
Riviera Black Hawk                  4,815    4,188    627   15.0%
Corporate Expenses                  (956)   (1260)    304   24.1%
                              -----------------------------
  Total Adjusted EBITDA            12,466   11,395  1,071    9.4%

Adjusted EBITDA Margins (2)

Riviera Las Vegas                   22.4%    22.0%  0.4%
Riviera Black Hawk                  35.5%    31.6%  3.9%
Consolidated                        24.0%    22.0%  2.0%

 Net income                        $2,562   $1,280  100%

EARNINGS PER SHARE DATA

Weighted average basic
   shares outstanding              12,260   11,997   263
 Basic income per share
                                   $0.21    $0.11   $0.10

Weighted average diluted
   shares outstanding              12,509   12,258   249
 Diluted income per share
                                   $0.20    $0.10   $0.10

(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment, and mergers, acquisitions and development costs, net, as shown in the reconciliation with net income in the tables below in this release. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties' performance, including the evaluation of our operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do. A reconciliation of net income to Adjusted EBITDA is included in the tables below in this release.
(2) Adjusted EBITDA margins represent Adjusted EBITDA divided by Net Revenues.

Riviera Holdings Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA:
(Amounts in thousands)

                                                                                         Mergers,
                       Net   Interest Operating                      Equity             Acquisitions,
                     Income   Income   Income    Depre-   Asset      Based   Development  Management Adjusted
                      (Loss)  &(Exp.)  (Loss)    ciation Impairment   Comp.  &Costs, net    Fee      EBITDA
                     -------  ------  --------  -------- ----------  ------  ------------ -------------------
First Quarter 2007:

Riviera Las Vegas   $6,944    $  34     $6,910   $2,268    $  _        $ _          -    (571)    $8,607
Riviera Black Hawk   1,358   (1,898)     3,265      988       -          -          -     571      4,815
Corporate           (5,704)  (4,535)    (1,205)       -       -        199         50      -        (956)
                    -------  ------   --------- --------- ---------  ------    -------   -------   -------
                    $2,562  $(6,399)    $8,961   $3,256     $ -       $199        $50    $ -     $ 12,466

 First Quarter 2006:

Riviera Las Vegas   $6,656   $   14     $6,642   $2,332    $  -        $ -      $   -     (507)    $8,467
Riviera Black Hawk     841   (1,912)     2,753      928       -          -          -      507      4,188
Corporate           (6,217)  (4,611)    (1,606)       -      13        216        117       -      (1,260)
                    -------  -------    -------    ----    -----      ----       ----      ----    -------
                    $1,280  $(6,509)    $7,789   $3,260    $ 13       $216     $  117     $ -     $11,395


               Balance Sheet Summary

                                        March 31 December 31
                                          2007      2006
                                        ---------------------
Cash and short term investments          $33,960   $25,285

Total current assets                      43,091    34,142

Property and equipment, net              170,367   171,320

Total assets                             221,332   213,682

Total current liabilities                 30,481    25,235

Long-term debt, net of current portion   214,028   214,124

Total shareholders' deficiency           (27,774)  (30,534)

RIVIERA HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

                                                    Three Months Ended
                                                        March 31,
                                                     2007        2006
                                                 ------------------------
REVENUES
  Casino                                          $28,119     $27,082
  Rooms                                            16,314      14,843
  Food and beverage                                 8,188       8,898
  Entertainment                                     2,406       3,681
  Other                                             1,712       1,703
                                                 -------------------------
       Total Revenues                              56,739      56,207
   Less - promotional allowances                    4,712       4,518
                                                 -------------------------
            Net revenues                           52,027      51,689
                                                 -------------------------
COSTS AND EXPENSES
  Direct costs and expenses of
   operating departments

    Casino                                         14,252      13,820
    Rooms                                           7,051       6,789
    Food and beverage                               6,141       6,332
    Entertainment                                   1,626       2,642
    Other                                             337         466

  Other operating expenses
    General and administrative                     10,154      10,245
    Mergers, acquisitions and development
        costs, net                                     50         117
    Equity-based compensation                         199         216
    Asset impairment                                    0          13
    Depreciation and amortization                   3,256       3,260
                                                 -------------------------
            Total costs and expenses               43,066      43,900
                                                 -------------------------
INCOME FROM OPERATIONS                              8,961       7,789

  Interest expense, net                            (6,399)     (6,509)
                                                 -------------------------
NET INCOME                                        $ 2,562      $1,280
                                                 =========================
Shares Outstanding
Basic                                              12,260      11,997
Diluted                                            12,509      12,258
Net loss per common share
Basic                                              $0.21       $0.11
Diluted                                            $0.20       $0.10